                         NEWS RELEASE

Lincoln Financial Group Reports First Quarter 2010 Results
_____________________________________________
Account Value Growth Drives Earnings Increase
All Businesses Record Positive Net Flows

Philadelphia, PA, April 28, 2010 – Lincoln Financial Group (NYSE:LNC) today reported net income for the first quarter of 2010 of $283 million, or $0.85 per diluted share available to common stockholders, compared to a net loss in the first quarter of 2009 of $579 million, or $2.27 per diluted share.  Net income in the first quarter of 2010 included net realized losses of $27 million, after tax, or $0.09 per share, versus the prior year quarter, which included net realized losses of $136 million, or $0.54 per share.  The current quarter included income from discontinued operations of $28 million, or $0.09 per share, including a gain on the disposition of Lincoln UK and Delaware Investments.  The 2009 quarter included a non-cash charge of $600 million, after tax, or $2.35 per share, for the impairment of goodwill in the annuity business.

	For the Quarter Ended
($ in millions except per share data)	2010	2009
Net Income (Loss)	$283	$(579)
Net Income (Loss) per diluted share available to common stockholders	0.85	(2.27)
Income from Operations	276	163
Income from Operations per diluted share available to common stockholders	0.83	0.64
Average Diluted Shares	312.1	257.8
*The per share calculation used in the losses per share represent basic shares.

The first quarter income from operations was $276 million, or $0.83 per diluted share available to common stockholders, compared to $163 million, or $0.64 per diluted share, in the first quarter of 2009. Income from operations in the current quarter reflected growth in average variable account values versus the prior year quarter driven by positive net flows and improvement in equity markets, favorable unlocking of deferred acquisition costs (“DAC”) in the annuity business and unfavorable mortality in the individual and group life businesses.

The 2010 earnings available to common stockholders per share reflect the accrued dividend and accretion of discount on the series B preferred stock of $18.4 million.

First Quarter 2010 Operating Highlights:
•	Consolidated deposits of $4.7 billion and positive net flows of $1.3 billion.
•	Total account balances increased 27% year-over-year to $146 billion, driven by strong net flows and improved equity markets.
•	Life sales of $143 million driven by strength in MoneyGuard® and term life with a combined growth rate of 74% year-over-year.
•	Individual variable annuity deposits of $1.9 billion up 18% and net flows of $552 million up 26%, year-over-year.
•	Defined Contribution account values of $37 billion up 29% year-over-year.
•	Group Protection annualized sales of $63 million up 16% year-over-year.
•	Net unrealized position improves to a $1.2 billion, pre-tax, net unrealized gain.

Dennis R. Glass, president and CEO, said, “Our results in the quarter reflect our ability to drive growth in our businesses with quality products and strong distribution along with the benefits of continued improvement in the capital markets.  Positive net flows driven by solid sales results and good persistency were evident in all of our businesses.  Mortality experience was elevated in the quarter in both the individual and group life businesses, but in both instances, we expect mortality to return to more normal levels in future periods.

“We entered 2010 in a very strong capital position and saw it strengthened in the first quarter. We continued to see investment losses decline and our net unrealized position shifted to a solid net gain.  We are encouraged by improving signs in the economy and our franchise remains well positioned to take advantage of the strong demand for insurance products and increasing need for advice.”

First Quarter 2010 – Segment Results
Retirement Solutions
Individual Annuities
The Individual Annuities segment reported income from operations of $119 million in the first quarter of 2010 versus income from operations of $74 million in the year-ago period, reflecting a 34% increase in the average annuity account values. The 2010 quarter included a net positive impact of approximately $21 million, after tax, primarily attributable to DAC unlocking.

Gross annuity deposits were $2.3 billion and net flows were $575 million, up 4% and 34%, respectively, versus the prior year.

Defined Contribution
Defined Contribution reported income from operations of $36 million, versus income from operations of $30 million for the same period a year ago, reflecting a 26% increase in the average account values.

Gross deposits of $1.3 billion were down 16% versus the prior year quarter.  Total net flows in the current quarter were $109 million as compared to $657 million in the 2009 quarter.  The year-over-year declines are primarily attributable to the timing of the placement of a few large cases.

Insurance Solutions
Life Insurance
Life Insurance income from operations was $137 million, compared to $142 million in the first quarter of 2009.  The life insurance segment’s results in 2010 included net negative items totaling approximately $14 million, including unfavorable mortality of $8 million.

Life insurance sales were $143 million reflecting strong double-digit sales increases of MoneyGuard® and term life insurance offset by lower universal and variable universal life insurance sales.   The sales trend in higher policy count and smaller average face amount continued in the quarter.

Group Protection
For the first quarter, Group Protection’s income from operations was $21 million, compared to $26 million in the prior-year period.  The quarter included $10 million of negative loss ratio experience relative to expectations.  The non-medical loss ratio was 75% in the current quarter, compared to 71% and 69% in the first and fourth quarters of 2009, respectively.  The unfavorable development in the current quarter’s loss ratio was driven primarily by unfavorable mortality experience in group life.

Non-medical net earned premiums were $375 million in the first quarter, up 6% over the year-ago period.  Annualized sales of $63 million increased 16% year-over-year.

Other Operations
The operating loss in Other Operations was $37 million in the quarter, versus a loss of $109 million in the prior-year quarter. The 2010 quarter included a net negative impact of approximately $4 million, after tax, related primarily to expenses.  The 2009 quarter included a charge of $64 million, after tax, related to the unfavorable arbitration ruling with Swiss Re.

Alternative Investment Income
Income from operations in the first quarter of 2010 included alternative investment income of $9 million, after DAC, after tax, compared to a loss of $2 million in the year-ago quarter and income of $22 million in the fourth quarter of 2009.  The company's alternative investment portfolio, of approximately $700 million of book value, performed consistent with our long-term return expectations.

Realized Gains and Losses
The company reported a net realized loss in the quarter of $27 million compared to a net realized loss of $136 million in the year-ago quarter.

Total gross realized losses in the 2010 quarter on general account investments were $108 million, pre tax, as compared to $247 million in the prior-year quarter and $212 million in the fourth quarter of 2009.  Losses in the current quarter were primarily related to residential mortgage-backed securities and commercial real estate.

Unrealized Gains and Losses
The company reported a net unrealized gain of $1.2 billion, pre-tax, on its available for sale securities at March 31, 2010.  This compares to a net unrealized loss of $6.8 billion at March 31, 2009, and a net unrealized loss of $43 million at December 31, 2009.

Book Value
As of March 31, 2010, the book value per share of common stock, including accumulated other comprehensive income (“AOCI”), was $38.19 compared to $28.59 a year ago. Book value per share, excluding AOCI, was $37.19, compared to $40.20 a year ago.

In the quarter, the company adopted Accounting Standards Update (“ASU”) No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”) effective January 1, 2010.  This resulted in a decrease in shareholder’s equity, excluding AOCI, of $169 million, after tax, or $0.56 of book value per share related to the company’s investment in credit linked notes.

This press release may contain statements that are forward-looking, and actual results may differ materially, especially given the current economic and credit conditions. Please see the Forward-Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

The tables attached to this release define and reconcile income from operations, return on equity (“ROE”), and book value per share excluding AOCI, non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

Lincoln Financial Group will discuss the company’s first quarter results with investors in a conference call beginning at 11:00 a.m. (ET) on Thursday, April 29, 2010. Interested persons are invited to listen through the internet. Please go to www.LincolnFinancial.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software. Interested persons may also listen to the call by dialing the following numbers:

Dial:           (877) 776-4049 (Domestic)
   (914) 495-8602 (International)

- Ask for the Lincoln National Conference Call.

The company will also post its first quarter 2010 statistical supplement and a general account supplement on its Web site, www.LincolnFinancial.com/earnings.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in the Philadelphia region, the companies of Lincoln Financial Group had assets under management of $146 billion as of March 31, 2010. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; savings plans; and comprehensive financial planning and advisory services. For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

Contacts:       Jim Sjoreen                                                                  Laurel O’Brien
484 583-1420                                                                484 583-1735
Investor Relations                                                     Media Relations
Investorrelations@LFG.com                                    mediarelations@LFG.com

Definition of Income (Loss) from Operations and ROE
Income (loss) from operations and ROE, as used in the earnings release, are non-GAAP financial measures and are not substitutes for net income (loss) and ROE, calculated using GAAP measures.  We exclude the after-tax effects of the following items from GAAP net income (loss) to arrive at income (loss) from operations: realized gains and losses associated with the following ("excluded realized gain (loss)"): sale or disposal of securities; impairments of securities; change in the fair value of embedded derivatives within certain reinsurance arrangements and the change in the fair value of our trading securities; change in the fair value of the derivatives we own to hedge our guaranteed death benefit ("GDB") riders within our variable annuities, which is referred to as "GDB derivatives results"; change in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders within our variable annuities accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“embedded derivative reserves”), net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative reserves, the net of which is referred to as “GLB net derivative results”; and changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“indexed annuity forward-starting option”); change in reserves accounted for under the Financial Services - Insurance - Claim Costs and Liabilities for Future Policy Benefits Subtopic of the FASB ASC resulting from benefit ratio unlocking on our GDB and GLB riders ("benefit ratio unlocking"); income (loss) from the initial adoption of new accounting standards; income (loss) from reserve changes (net of related amortization) on business sold through reinsurance; gain (loss) on early extinguishment of debt; losses from the impairment of intangible assets; and income (loss) from discontinued operations.

The earnings used to calculate ROE, as used in the earnings release, are income (loss) from operations.  Income (loss) from operations is an internal measure used by the company in the management of its operations.  Management believes that this performance measure explains the results of the company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments.

The company uses its prevailing corporate federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in its financial statements and federal income tax returns when reconciling non-GAAP measures to the most comparable GAAP measure.

($ in millions, except per share data)
	For the Three Months Ended
	March 31,
	2010	2009
Net Income (Loss) Available to Common Stockholders	$265.0	$(579.0)
Less:
Preferred stock dividends and accretion of discount	(18.4)	-
Minority interest adjustment	-	(0.1)
Net Income (Loss)	283.4	(578.9)
Less:
Excluded net realized loss, after-tax	(26.5)	(136.4)
Benefit ratio unlocking, after-tax	5.5	(52.0)
Income from reserve changes (net of related
amortization) on business sold through reinsurance, after-tax	0.4	0.4
Gain on early extinguishment of debt, after tax	-	41.8
Impairment of intangibles, after-tax	-	(603.5)
Income from discontinued operations, after-tax	27.9	7.7
Income from Operations	$276.1	$163.1

Earnings (Loss) Per Share (Diluted)
Income from operations	$0.83	$0.64
Net income (loss) (1)	0.85	(2.27)

Average Equity
(Excluding AOCI)	$12,013.9	$10,539.5

Return on Equity
Net income (loss)	9.4%	-22.0%
Income from operations	9.2%	6.2%

(1)   In those periods with a loss from continuing operations, shares used in the earnings per share calculation represent basic shares, since using diluted shares would have been anti-dilutive. This same concept applies to our income from operations as well.

Definition of Book Value Per Share Excluding AOCI
Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders' equity excluding AOCI and Series B preferred stock balances as it is non-convertible (issued and sold to the U.S. Treasury in connection with the Troubled Asset Relief Program Capital Purchase Program as part of the Emergency Economic Stabilization Act of 2008), by (b) common shares outstanding, assuming conversion of Series A preferred shares. We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations. Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.  Book value per share is the most directly comparable GAAP measure.  A reconciliation of book value per share to book value per share excluding AOCI as of  March 31, 2010 and 2009 is set forth below.

	As of March 31,
	2010	2009
Book value per share, including AOCI (1)	$38.19	$28.59
Per share impact of AOCI	1.00	(11.61)
Book value per share, excluding AOCI (1)	$37.19	$40.20

(1) These computations exclude Series B preferred stock balances as it is non-convertible.

LINCOLN NATIONAL CORPORATION
DIGEST OF EARNINGS

($ in millions, except per share data)
	For the Three Months Ended
	March 31,
	2010	2009
Revenues	$2,527.4	$2,132.1

Net Income (Loss)	$283.4	$(578.9)
Preferred stock dividends and accretion of discount	(18.4)	-
Minority interest adjustment	-	(0.1)
Net Income (Loss) Available to Common Stockholders	265.0	(579.0)

Earnings (Loss) Per Common Share - Basic	$0.88	$(2.27)
Earnings (Loss) Per Common Share - Diluted (1)	0.85	(2.27)

Average Shares - Basic	302,221,901	255,558,961
Average Shares - Diluted	312,088,530	257,789,383

(1)   In those periods with a loss from continuing operations, shares used in the earnings per share calculation represent basic shares, since using diluted shares would have been anti-dilutive.  This same concept applies to our income from operations as well.

Forward Looking Statements — Cautionary Language

Certain statements made in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA").  A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe", "anticipate", "expect", "estimate", "project", "will", "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance.  In particular, these include statements relating to future actions, trends in Lincoln’s businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings.  Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements.  Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•
Continued deterioration in general economic and business conditions, both domestic and foreign, that may affect foreign exchange rates, premium levels, claims experience, the level of pension benefit costs and funding and investment results;

•
Continued economic declines and credit market illiquidity could cause Lincoln to realize additional impairments on investments and certain intangible assets, including goodwill and a valuation allowance against deferred tax assets, which may reduce future earnings and/or affect Lincoln’s financial condition and ability to raise additional capital or refinance existing debt as it matures;

•	Continued uncertainty about the impact of existing or new stimulus legislation on the economy;
•
The cost and other consequences of Lincoln’s participation in the Capital Purchase Program, including the impact of existing and future regulations to which Lincoln and/or its subsidiaries may become subject;

•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, Lincoln subsidiaries’ products, the required amount of reserves and/or surplus, or otherwise affect Lincoln’s ability to conduct business, including changes to statutory reserves and/or risk-based capital (“RBC”) requirements related to secondary guarantees under universal life and variable annuity products such as Actuarial Guideline (“AG”) 43 (“AG43” also known as Commissioners Annuity Reserve Valuation Method for Variable Annuities or “VACARVM”); restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•
The initiation of legal or regulatory proceedings against Lincoln, and the outcome of any legal or regulatory proceedings, such as:  adverse actions related to present or past business practices common in businesses in which Lincoln and its subsidiaries compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and extra-contractual and class action damage cases; new decisions that result in changes in law; and  unexpected trial court rulings;

•	Changes in interest rates causing a reduction of investment income, the margins of Lincoln subsidiaries’ fixed annuity and life insurance businesses and demand for their products;
•
A decline in the equity markets causing a reduction in the sales of Lincoln subsidiaries’ products, a reduction of asset-based fees that Lincoln subsidiaries charge on various investment and insurance products, an acceleration of amortization of deferred acquisition costs, value of business acquired, deferred sales inducements and deferred front-end loads and an increase in liabilities related to guaranteed benefit features of Lincoln subsidiaries’ variable annuity products;

•
Ineffectiveness of Lincoln’s various hedging strategies used to offset the impact of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing Lincoln subsidiaries’ products, in establishing related insurance reserves and in the amortization of intangibles that may result in an increase in reserves and a decrease in net income;

•	Changes in GAAP that may result in unanticipated changes to Lincoln’s net income;
•
Lowering of one or more of Lincoln's debt ratings issued by nationally recognized statistical rating organizations and the adverse impact such action may have on Lincoln's ability to raise capital and on its liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of Lincoln’s insurance subsidiaries and the adverse impact such action may have on the premium writings, policy retention, profitability of Lincoln’s insurance subsidiaries and liquidity;

•
Significant credit, accounting, fraud or corporate governance issues that may adversely affect the value of certain investments in Lincoln’s portfolios requiring that Lincoln realize losses on such investments;

•
The impact of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including Lincoln’s ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions;

•	The adequacy and collectibility of reinsurance that Lincoln has purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect Lincoln’s businesses and the cost and availability of reinsurance;
•
Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that Lincoln subsidiaries can charge for their products;

•
The unknown impact on Lincoln subsidiaries’ businesses resulting from changes in the demographics of their client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

•	Loss of key management, financial planners or wholesalers.

The risks included here are not exhaustive. Lincoln's annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact the business of Lincoln's subsidiaries and Lincoln’s financial performance. Moreover, Lincoln and its subsidiaries operates in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on business of Lincoln's subsidiaries or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this release.